Exhibit 10.47

EXECUTIVE CHANGE OF CONTROL SEVERANCE AGREEMENT

THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT dated as of                     , 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”), is entered into between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 354 Eisenhower Parkway, Livingston, New Jersey (“Columbia” or the “Company”), and                      (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to create a greater incentive for Executive to remain in the employ of the Company, particularly in the event of any possible change or threatened change in control of the Company; and

NOW THEREFORE, in partial consideration of Executive’s past and future services to the Company and the mutual covenants contained herein, the parties hereby agree as follows:

1.	Termination Following A Change in Control

(a) Qualifying Termination. Executive shall be entitled to the compensation and benefits listed in Paragraph 1(b), in addition to compensation and benefits to which Executive would otherwise be entitled as of the date of termination, if Executive’s employment with the Company is terminated either (i) by the Company for any reason other than for Cause or (ii) by Executive for Good Reason, in each case within 90 days before a Change in Control or within one year following the occurrence of any Change in Control or successive Change of Control that occurs and Executive properly executes, and does not revoke or attempt to revoke, a valid and reasonable release of claims against the Company, its affiliates and their employees and agents.

(b)	Compensation and Benefits.

(i) Lump Sum Payment. Within ten business days after a Qualified Event (or the last day of any period during which any release may be revoked by Executive), the Company shall make a lump sum cash payment to Executive, subject to any mandatory tax withholding, equal to one times Executive’s Base Salary and Bonus for the year prior to the Change in Control plus a lump sum payment equal to the value of the Fringe Benefits provided to Executive for the year prior to the Change in Control.

(ii) Excise Tax Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive directly or indirectly by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the company or ownership of a substantial portion of the company’s assets (within the meaning of Section 280G of the Internal

Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

2.	Definitions.

(a) Bonus. “Bonus” shall mean the greater of (i) the bonus, if any, paid to Executive in the year prior to the Qualifying Termination, (ii) the bonus, if any, paid to Executive in the year prior to the Change in Control, or (iii) the Executive’s target bonus at the time of the Change in Control.

(b) Base Salary. “Base Salary” shall mean the greater of (i) the annual rate of base salary in effect for Executive at the time of the Qualifying Termination or (ii) the annual rate of base salary in effect for Executive at the time of the Change in Control.

(c) Cause. “Cause” shall mean termination based on (i) gross negligence, recklessness or malfeasance in the performance of Executive’s duties; (ii) Executive committing any criminal act; (iii) Executive committing any act of fraud or other material misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Company; (iv) Executive willfully engaging in any conduct relating to the business of Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company; (v) misconduct which materially discredits or damages Company, or violates Company’s policies or procedures, after Company has notified Executive of the actions Company deems to constitute non-compliance; (vi) Executive materially breaches Executive’s obligations relating to confidential information, non-solicitation and non-competition.

(d) Change In Control. “Change in Control” shall have occurred if (a) there shall have consummated (i) any consolidation or merger of Company in which Company is not the continuing or surviving entity or pursuant to which shares of Company’s common stock would be converted to cash, securities or other property, other than a merger of Company in which the holders of Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company; or (b) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (c) any person (as that term is used in Sections 13(d) and 14(d)(z) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall become a beneficial owner (within the meaning of Rule 13d-2 under the

Exchange Act) of 40% or more of Company’s outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Company’s stockholders, of each new director was approved by a vote of at least 50% of the directors eligible to vote who were directors at the beginning of the period.

(e) Good Reason. “Good Reason” means (i) a material reduction in Executive’s level of duties or responsibilities or the nature of Executive’s functions; (ii) a reduction in Executive’s Base Salary; or (ii) Company has, without Executive’s consent, relocated Executive’s office more than 100 miles from its location at the commencement of this Agreement.

3. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

7. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8. Miscellaneous; Waiver. Executive further agrees that this Agreement sets forth the entire Agreement between the Company and Executive with respect to the subject matter herein, supersedes any and all prior agreements between the Company and Executive with respect to the subject matter herein, and shall not be amended or added to except in writing signed by the Company and Executive. Executive understands that Executive may not assign Executive’s duties and obligations under this Agreement to any other party and that the Company may, at any time and without further action by or the consent of Executive, assign this Agreement to any of its affiliated companies.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

10. Successors and Assigns. This Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

11. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company, to Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey, attn.: General Counsel, and (b) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE	COLUMBIA LABORATORIES, INC.
By:
Its:

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